Exhibit 3.1

FOURTH

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AKERNA CORP.

(a Delaware corporation)

Akerna Corp. (the “Company”), a company organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.	The name of the corporation is Akerna Corp.

2.	This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Company’s Amended and Restated Certificate of Incorporation filed with the Secretary of State, as amended (the “Amended and Restated Certificate of Incorporation”).

3.	The First Article of the Amended and Restated Certificate of Incorporation regarding the name of the Company is hereby amended and restated to read in its entirety as follows:

“FIRST: The name of the corporation is Gryphon Digital Mining, Inc. (hereinafter sometimes referred to as the “Corporation”)”

4.	The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the DGCL.

5.	This Certificate of Amendment and the name change of the Company will become effective at 4:10 p.m. Eastern Standard Time on February 8, 2024.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, as amended, to be executed and acknowledged by its duly appointed officer as of this 8th day of February, 2024.

By:	/s/ Jessica Billingsley
Name:	Jessica Billingsley
Title:	Chief Executive Officer